FORESCOUT TECHNOLOGIES, INC. 2017 EQUITY INCENTIVE PLAN
NOTICE OF PERFORMANCE-BASED RESTRICTED STOCK UNIT GRANT AND PERFORMANCE-BASED RESTRICTED STOCK UNIT GRANT AGREEMENT

Capitalized terms that are not defined in this Notice of Performance-based Restricted Stock Unit Grant and Performance-based Restricted Stock Unit Grant Agreement (the “Notice of Grant”), the Terms and Conditions of Performance-based Restricted Stock Unit Grant, or any of the exhibits to these documents (all together, the “Agreement”) have the meanings given to them in the Forescout Technologies, Inc. 2017 Equity Incentive Plan (the “Plan”).

The Participant has been awarded this performance-based Restricted Stock Unit (“RSU”) Grant according to the terms below and subject to the terms and conditions of the Plan and this Agreement, as follows:

Name of Grantee:	[INSERT VALUE]
Award Number:	[INSERT VALUE]
Target Number of Restricted Stock Units:	[INSERT VALUE]
Maximum Number of Restricted Stock Units:	[INSERT VALUE]
Price Per share:	[INSERT VALUE]
Grant Date:	[INSERT VALUE]
Performance Period:	[INSERT VALUE]

Vesting Schedule: Subject to any vesting acceleration provisions in the Plan, this Agreement or any other applicable written agreement between the Company and the Participant, the RSUs will vest in accordance with the following schedule. The RSUs are subject to both performance-based requirements (“Performance Goals”) and service-based vesting requirements as described below. The RSUs will become eligible to vest only if and to the extent that the Performance Goals are satisfied, and then will vest if the applicable service-based vesting requirements are satisfied. RSUs that become eligible to vest based on satisfying any applicable Performance Goals are referred to as “Eligible Units.”

(a)Revenue Performance Goal. For purposes of this Agreement, “Revenue” means the Company’s Fiscal Year 2019 revenue determined in accordance with U.S. Generally Accepted Accounting Principles (GAAP). A specified number of RSUs will become Eligible Units based on the extent of achievement of the Revenue Performance Goal, as follows:

Revenue Performance Goal	Percentage of the Target Number of Restricted Stock Units that become Eligible Units
If Revenue is less than [INSERT VALUE]	0% of the Target Number of Restricted Stock Units will become Eligible Units
If Revenue is equal to [INSERT VALUE] (“Threshold Revenue”)	25% of the Target Number of Restricted Stock Units will become Eligible Units
If Revenue is equal to [INSERT VALUE] (the “Target Revenue”)	50% of the Target Number of Restricted Stock Units will become Eligible Units
If Revenue is equal to [INSERT VALUE] (“Maximum Revenue”) or greater	75% of the Target Number of Restricted Stock Units will become Eligible Units

To the extent that Revenue is achieved at a level between the Threshold Revenue and Target Revenue, the percentage of the Target Number of Restricted Stock Units that become Eligible Units will be determined by applying linear interpolation between 25% and 50%; provided that any fractional percent will be rounded true to the nearest whole percent. To the extent that Revenue is achieved at a level between the Target Revenue and Maximum Revenue, the percentage of the Target Number of Restricted Stock Units that become Eligible Units will be determined by applying linear interpolation between 50% and 75%; provided that any fractional percent will be rounded true to the nearest whole percent. Any resulting fractional Eligible Units will be rounded true to the nearest whole Eligible Unit.

(b)Earnings Per Share Performance Goal. For purposes of this Agreement, “EPS” means the Company’s Fiscal Year 2019 earnings per share on a non-GAAP basis, determined as the quotient of (i) GAAP-based earnings for Fiscal Year 2019, excluding stock-based compensation expense, acquisition-related expenses, non‑GAAP amortization of intangible assets, and other non‑recurring items as reported in the Company’s earnings release, and further adjusted for tax adjustments from GAAP to non‑GAAP, divided by (ii) the weighted diluted average shares outstanding for Fiscal Year 2019, excluding the effect of any performance-based restricted stock unit awards granted in Fiscal Year 2019 to the Company’s executives. Clause (ii) is determined by taking into account shares outstanding plus the dilutive effect of any options to purchase common stock, unvested early exercised common stock, unvested restricted stock units, shares estimated under the Company’s 2017 Employee Stock Purchase Plan, and warrants to purchase common stock; provided, however, that if Clause (i) is a negative amount, then Clause (ii) will take into account only shares outstanding. EPS will be expressed in whole cents; any fractional cent will be rounded true to the nearest whole cent. A number of the RSUs will become Eligible Units based on the extent of achievement of the EPS Performance Goal, as follows:

EPS Performance Goal	Percentage of the Target Number of Restricted Stock Units that become Eligible Units
If EPS is less than [INSERT VALUE]	0% of the Target Number of Restricted Stock Units will become Eligible Units
If EPS is equal to [INSERT VALUE] (“Threshold EPS”)	25% of the Target Number of Restricted Stock Units will become Eligible Units
If EPS is equal to [INSERT VALUE] (“Target EPS”)	50% of the Target Number of Restricted Stock Units will become Eligible Units
If EPS is equal to [INSERT VALUE] (“Maximum EPS”) or greater	75% of the Target Number of Restricted Stock Units will become Eligible Units

To the extent that EPS is achieved at a level between the Threshold EPS and Target EPS, the percentage of the Target Number of Restricted Stock Units that become Eligible Units will be determined by applying linear interpolation between 25% and 50%, provided that any fractional percent will be rounded true to the nearest whole percent. To the extent that EPS is achieved at a level between the Target EPS and Maximum EPS, the percentage of the Target Number of Restricted Stock Units that become Eligible Units will be determined by applying linear interpolation between 50% and 75%, provided that any fractional percent will be rounded true to the nearest whole percent. Any resulting fractional Eligible Units will be rounded true to the nearest whole Eligible Unit.

(c)Maximum RSUs. In no event will the total number of RSUs that vest under this Agreement exceed the Maximum Number of Restricted Stock Units.

(d)Certification of Performance. The extent of achievement of the Performance Goals will be measured and certified in writing (the “Certification”) by the Administrator within sixty (60) days following the end of the Performance Period.

(e)Service-based Vesting. In addition to meeting the performance-based requirements set forth above, the RSUs are subject to service-based vesting requirements that apply if and when any RSUs become Eligible Units, as follows: Twenty-five percent (25%) of the total number of Eligible Units will be scheduled to vest on the later of the date of Certification or February 15, 2020, and twenty-five percent (25%) of the total number of Eligible Units will be scheduled to vest on February 15 of each of 2021, 2022, and 2023, in each case subject to the Participant remaining a Service Provider through the applicable vesting date.

(f)Change in Control. In the event that a Change in Control occurs during the Performance Period, then one hundred percent (100%) of the Target Number of Restricted Stock Units will become Eligible Units as of immediately prior to the completion of the Change in Control and the Performance Goal no longer will apply to the RSUs. In addition, the reference to the date of Certification in subsection (e) above will be disregarded so that the first vesting date will be scheduled to occur on February 15, 2020, subject to the Participant remaining a Service Provider through such date. For purposes of clarity, in the event that a Change in Control occurs after the Performance Period, the Administrator will complete the Certification by no later than immediately prior to the completion of the Change in Control; provided that if any applicable financial or other information is not yet finalized as of the time of the Certification, the Administrator, in its sole discretion, will make a good faith determination based on the applicable financial or other information as may be reasonably available as of the time of the Certification, which determination shall be final and binding on the Participant and any other persons to the maximum extent permitted by Applicable Laws. Further, for purposes of clarity, the RSUs will be subject to Section 14 of the Plan.

*          *          *

If the Participant ceases to be a Service Provider for any or no reason before he or she fully vests in these RSUs, the unvested RSUs will terminate according to the terms of Section 5 of this Agreement.

The Participant’s acceptance of the terms of this Agreement and the Plan indicates that:

(i)
He or she agrees that this performance-based Restricted Stock Unit Grant is awarded under and governed by the terms and conditions of the Plan and this Agreement, including their exhibits and appendices.

(ii)
He or she understands that the Company is not providing any tax, legal, or financial advice and is not making any recommendations regarding his or her participation in the Plan or his or her acquisition or sale of Shares.

(iii)
He or she has reviewed the Plan and this Agreement, has had an opportunity to obtain the advice of personal tax, legal, and financial advisers prior to accepting this Agreement, and fully understands all provisions of the Plan and Agreement. He or she will consult with his or her own personal tax, legal, and financial advisers before taking any action related to the Plan.

(iv)	He or she has read and agrees to each provision of Section 10 of this Agreement.

(v)	He or she will notify the Company of any change to the contact address below.

FORESCOUT TECHNOLOGIES, INC.
By signing and dating the agreement below, the Participant and Company accepts the performance-based RSU Grant and agrees to be bound by its terms as set forth in the Plan and the Agreement (including all exhibits and appendices thereto).

___________________________________        _________________________________________

Participant’s Signature                    Michael DeCesare, CEO

___________________________________
Participant’s Printed Name

___________________________________
Participant’s Date of Acceptance

EXHIBIT A

TERMS AND CONDITIONS OF PERFORMANCE-BASED RESTRICTED STOCK UNIT GRANT

1.	GRANT.

The Company awards the Participant a Grant of performance-based RSUs as described in the Notice of Grant. If there is a conflict between the Plan, this Agreement, or any other agreement with the Participant governing these RSUs, those documents will take precedence and prevail in the following order: (a) the Plan, (b) the Agreement, and (c) any other agreement between the Company and the Participant governing these RSUs.

2.	COMPANY’S OBLIGATION TO PAY.

Each RSU is a right to receive a Share on the date it vests. Until an RSU vests, the Participant has no right to payment of the Share. Before a vested RSU is paid, the RSU is an unsecured obligation of the Company, payable (if at all) only from the Company’s general assets. A vested RSU will be paid to the Participant (or in the event of his or her death, to his or her estate) in whole Shares as soon as practicable after vesting (but no later than 60 days following the vesting date), subject to him or her satisfying any obligations for Tax Obligations and any delay in payment required under Section 7 of this Agreement. The Participant cannot specify (directly or indirectly) the taxable year of the payment of any vested RSU under this Agreement.

3.	VESTING.

These RSUs will vest only under the Vesting Schedule in the Notice of Grant, Section 4 of this Agreement, or Section 14 of the Plan. RSUs scheduled to vest on a certain date or upon the occurrence of a certain condition will not vest unless the Participant continues to be a Service Provider until the time such vesting is scheduled to occur. The Administrator may modify the Vesting Schedule according to its authority under the Plan if the Participant takes a leave of absence or has a reduction in hours worked.

4.	ADMINISTRATOR DISCRETION.

The Administrator has the discretion to accelerate the vesting of any RSUs at any time, subject to the terms of the Plan. In that case, those RSUs will be vested as of the date and to the extent specified by the Administrator.

5.	FORFEITURE UPON TERMINATION OF STATUS AS A SERVICE PROVIDER.

Upon the Participant’s termination as a Service Provider for any reason, these RSUs will immediately stop vesting, and any of these RSUs that have not yet vested will be forfeited by the Participant for no consideration, subject to Applicable Laws. The date of the Participant’s termination as a Service Provider is detailed in Section 3(c) of the Plan.

6.	DEATH OF PARTICIPANT.

Any distribution or delivery to be made to the Participant under this Agreement will, if he or she is then deceased, be made to the administrator or executor of his or her estate or, if the Administrator permits, his or her designated beneficiary. Any such transferee must furnish the Company with (a) written notice of his or her status as transferee, and (b) evidence satisfactory to the Company to establish the validity of the transfer and compliance with any laws or regulations that apply to the transfer.

7.	TAX OBLIGATIONS.

(a)	Tax Withholding.

(i)
No Shares will be issued to the Participant until he or she makes satisfactory arrangements (as determined by the Administrator) for the payment of Tax Obligations, including those that result from the award, vesting, or payment of these RSUs, the subsequent sale of Shares acquired pursuant to such payment, or the receipt of any dividends. If the Participant is a non-U.S. employee, the method of payment of Tax Obligations may be restricted by any Appendix. If the Participant fails to make satisfactory arrangements for the payment of any Tax Obligations under this Agreement when any of these RSUs otherwise are supposed to vest or Tax Obligations related to RSUs otherwise are due, he or she will permanently forfeit the applicable RSUs and any right to receive Shares under such RSUs, and such RSUs will be returned to the Company at no cost to the Company.

(ii)
The Company has the right (but not the obligation) to satisfy any Tax Obligations by withholding from proceeds of a sale of Shares acquired upon payment of these RSUs arranged by the Company (on the Participant’s behalf pursuant to this authorization without further consent).

(iii)
The Company also has the right (but not the obligation) to satisfy any Tax Obligations by reducing the number of Shares otherwise deliverable to the Participant, provided, however, that if the Participant is an Officer, then the Company will withhold in Shares upon the relevant taxable or tax withholding event, as applicable, unless the use of such withholding method is not permitted under Applicable Laws or has materially adverse accounting consequences, in which case, the Tax Obligations may be satisfied by one of the methods described in Section 7(a)(iv) below.

(iv)
Notwithstanding subsection (iii) above, the Company may, and the Participant authorizes the Company and/or any member(s) of the Company Group for whom he or she is performing services (each, an “Employer”) to, withhold any Tax Obligations legally payable by the Participant from his or her wages or other cash compensation paid to the Participant by the Company and/or the Employer(s) or from proceeds of the sale of Shares.

(v)
Depending on the withholding method, the Company and or the Employer may withhold or account for the Tax Obligations by considering applicable minimum statutory withholding amounts or other applicable withholding rates, including maximum applicable rates, in which case the Participant may receive a refund of any over-withheld amount in case and will have no entitlement to the Common Stock equivalent. If the obligation for Tax Obligations is satisfied by withholding in Shares, for tax purposes, the Participant is deemed to have been issued the full number of Shares, notwithstanding that a number of Shares is held back for the purpose of paying the Tax Obligations.

(vi)
Further, if the Participant is subject to taxation in more than one jurisdiction between the Grant Date and the date of any relevant taxable or tax withholding event, the Employer(s) or former Employer(s) may withhold or account for tax in more than one jurisdiction.

(vii)
Regardless of any action of the Company or the Employer(s), the Participant acknowledges that the ultimate liability for all Tax Obligations is and remains his or her responsibility and may exceed the amount actually withheld by the Company or the Employer(s). The Participant further acknowledges that the Company and the Employer(s) (1) make no representations or undertakings regarding the treatment of any Tax Obligations in connection with any aspect of these RSUs and (2) do not commit to and are under no obligation to structure the terms of the grant or any aspect of these RSUs to reduce or eliminate his or her liability for Tax Obligations or achieve any particular tax result.

(b)	Code Section 409A. This Section 7(b) does not apply if the Participant is not a U.S. taxpayer.

(i)
If the vesting of any RSUs is accelerated in connection with a termination of the Participant’s status as a Service Provider that is a “separation from service” within the meaning of Code Section 409A and (x) the Participant is a “specified employee” within the meaning of Code Section 409A at that time and (y) the payment of such accelerated RSUs would result in the imposition of additional tax under Code Section 409A if paid to the Participant within the 6-month period following such termination, then the accelerated RSUs will not be paid until the first day after the 6-month period ends.

(ii)
If the Participant’s status as a Service Provider terminates due to death or the Participant dies after he or she stops being a Service Provider, and but for this Section 7(b)(ii), Section 7(b)(i) of this Agreement would apply to any such accelerated RSUs, then the delay under Section 7(b)(i) of this Agreement will not apply, and such RSUs will be paid in Shares to the Participant’s estate as soon as practicable.

(iii)
All payments and benefits under this Agreement are intended to be exempt from Code Section 409A or comply with any requirements necessary to avoid the imposition of additional tax under Code Section 409A(a)(1)(B) so that none of these RSUs or Shares issuable upon the vesting of RSUs will be subject to the additional tax imposed under Code Section 409A, and any ambiguities or ambiguous terms will be interpreted according to that intent.

(iv)	Each payment under this Agreement is a separate payment under Treasury Regulations Section 1.409A- 2(b)(2).

(v)	In no event will the Company reimburse the Participant for any taxes imposed or other costs incurred as a result of Code Section 409A.

8.	FORFEITURE OR CLAWBACK.

These RSUs (including any proceeds, gains or other economic benefit received by the Participant from any subsequent sale of Shares issued upon payment of the RSUs) will be subject to any compensation recovery or clawback policy implemented by the Company before the date of this Agreement and any other compensation recovery or clawback policy adopted to comply with the requirements of Applicable Laws.

9.	RIGHTS AS STOCKHOLDER.

The Participant’s rights as a stockholder of the Company (including the right to vote and to receive dividends and distributions) will not begin until Shares have been issued and recorded on the records of the Company or its transfer agents or registrars.

10.	ACKNOWLEDGEMENTS AND AGREEMENTS.

By clicking on the “Accept” button on the Notice of Grant and accepting these RSUs, the Participant indicates that:

(a)HE OR SHE ACKNOWLEDGES AND AGREES THAT THE VESTING OF THESE RSUS IS EARNED ONLY BY CONTINUING AS A SERVICE PROVIDER AND THAT BEING HIRED OR BEING AWARDED THESE RSUS WILL NOT RESULT IN VESTING.

(b)HE OR SHE FURTHER ACKNOWLEDGES AND AGREES THAT THESE RSUS AND THIS AGREEMENT DO NOT CREATE AN EXPRESS OR IMPLIED PROMISE OF CONTINUED ENGAGEMENT AS A SERVICE PROVIDER FOR THE VESTING PERIOD, FOR ANY PERIOD, OR AT ALL AND DO NOT INTERFERE IN ANY WAY WITH HIS OR HER RIGHT OR THE RIGHT OF THE EMPLOYER(S) TO TERMINATE HIS OR HER RELATIONSHIP AS A SERVICE PROVIDER AT ANY TIME, WITH OR WITHOUT CAUSE, SUBJECT TO APPLICABLE LAWS.

(c)The Participant agrees that this Agreement and its incorporated documents reflect all agreements on its subject matters and that he or she is not accepting this Agreement based on any promises, representations, or inducements other than those reflected in the Agreement.

(d)The Participant agrees that the Company’s delivery of any documents related to the Plan or these RSUs (including the Plan, the Agreement, the Plan’s prospectus, and any reports of the Company provided generally to the Company’s stockholders) to him or her may be made by electronic delivery, which may include the delivery of a link to a Company intranet or the Internet site of a third party involved in administering the Plan, the delivery of the document via e-mail, or any other means of electronic delivery specified by the Company. If the attempted electronic delivery of such documents fails, the Participant will be provided with a paper copy of the documents. The Participant acknowledges that he or she may receive from the Company a paper copy of any documents that were delivered electronically at no cost to him or her by contacting the Company by telephone or in writing. The Participant may revoke his or her consent to the electronic delivery of documents or may change the electronic mail address to which such documents are to be delivered (if the Participant has provided an electronic mail address) at any time by notifying the Company of such revoked consent or revised e-mail address by telephone, postal service or electronic mail. Finally, the Participant understands that he or she is not required to consent to electronic delivery of documents.

(e)The Participant may deliver any documents related to the Plan or these RSUs to the Company by e-mail or any other means of electronic delivery approved by the Administrator, but he or she must provide the Company or any designated third party administrator with a paper copy of any documents if his or her attempted electronic delivery of such documents fails.

(f)The Participant accepts that all good faith decisions or interpretations of the Administrator regarding the Plan and Grants under the Plan are binding, conclusive, and final. No member of the Administrator will be personally liable for any such decisions or interpretations.

(g)The Participant agrees that the Plan is established voluntarily by the Company, is discretionary in nature, and may be amended, suspended, or terminated by the Company at any time, to the extent permitted by the Plan.

(h)The Participant agrees that the award of these RSUs is exceptional, voluntary and occasional and does not create any contractual or other right to receive future grants of restricted stock units or benefits in lieu of restricted stock units, even if restricted stock units have been awarded in the past.

(i)	The Participant agrees that any decisions regarding future Grants will be in the Company’s sole discretion.

(j)	The Participant agrees that he or she is voluntarily participating in the Plan.

(k)The Participant agrees that these RSUs and any Shares acquired under these RSUs are not intended to replace any pension rights or compensation.

(l)The Participant agrees that these RSUs, any Shares acquired under these RSUs, and their income and value are not part of normal or expected compensation for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, holiday pay, long-service awards, pension or retirement or welfare benefits, or similar payments. The Participant further agrees that, if the Participant provides services outside the United States, these RSUs, any Shares acquired under these RSUs, and their income and value, are not part of normal or expected compensation for any purpose.

(m)The Participant agrees that, unless otherwise agreed with the Company, the RSUs, any Shares acquired under the RSUs, and their income and value are not granted as consideration for, or in connection with, the service the Participant may provide as a director of a Parent or Subsidiary of the Company.

(n)The Participant agrees that the future value of the Shares underlying these RSUs is unknown, indeterminable, and cannot be predicted with certainty.

(o)The Participant agrees that, for purposes of these RSUs, his or her engagement as a Service Provider is terminated as of the Termination of Status Date (regardless of the reason for such termination and whether or not the termination is later found to be invalid or in breach of employment laws in the jurisdiction where he or she is a Service Provider or the terms of his or her service agreement, if any), unless otherwise expressly provided in this Agreement or determined by the Administrator.

(p)The Participant agrees that any right to vest in these RSUs terminates as of the Termination of Status Date and will not be extended by any notice period (e.g., the period that he or she is a Service Provider would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws (including common law, if applicable) in the jurisdiction where he or she is a Service Provider or by his or her service agreement or employment agreement, if any, unless he or she is providing bona fide services during such time).

(q)The Participant agrees that the Administrator has the exclusive discretion to determine when he or she is no longer actively providing services for purposes of these RSUs (including whether he or she is still considered to be providing services while on a leave of absence).

(r)The Participant agrees that no member of the Company Group is liable for any foreign exchange rate fluctuation between the Participant’s local currency and the United States Dollar that may affect the value of these RSUs or of any amounts due to him or her from the payment of these RSUs or the subsequent sale of any Shares acquired upon such payment.

(s)	The Participant has read and agrees to the Data Privacy Provisions of Section 11 of this Agreement.

(t)The Participant agrees that he or she has no claim or entitlement to compensation or damages from any forfeiture of these RSUs resulting from the termination of his or her status as a Service Provider (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where he or she is a Service Provider or the terms of his or her service agreement, if any), and in consideration of the grant of these RSUs, he or she agrees not to institute any claim against the Company or any member of the Company Group.

11.	DATA PRIVACY.

If the Participant would like to participate in the Plan, the Participant will need to review the information provided in Sections 11 (a) through (f) below and, where applicable, declare his or her consent to the processing of personal data by the Company and the third parties.

If the Participant is based in the European Union (“EU”) or European Economic Area (“EEA”), Forescout Technologies, Inc. with registered address at 190 West Tasman Drive, San Jose, CA 95134, USA is the controller responsible for the processing of the Participant's personal data in connection with the Agreement and the Plan.

(a)Data Collection and Usage. The Company collects, processes and uses personal data about the Participant, including but not limited to, the Participant’s name, home address, email address and telephone number, date of birth, social insurance number, passport or other identification number, salary, nationality, job title, any Shares or directorships held in the Company, details of all RSUs or any other entitlement to Shares awarded, canceled, vested, unvested or outstanding in the Participant’s favor, which the Company receives from the Participant or the Employer (“Personal Data”). In order for Participant to participate in the Plan, the Company will collect Personal data for purposes of allocating Shares and implementing, administering and managing the Plan.

If the Participant is based in the EU or EEA, the Company’s legal basis for the processing of Personal Data is the necessity of the processing for the Company's performance of its obligations under the Plan and, where applicable, the Company’s legitimate interest of complying with contractual or statutory obligations to which it is subject.

If the Participant is based in any other jurisdiction, the Company's legal basis for the processing of Personal Data is the Participant’s consent, as further described below.

(b) Stock Plan Administration and Service Providers. The Company may transfer Personal Data to E*TRADE Financial Services, Inc. and E*TRADE Securities LLC (“E*TRADE”), an independent service provider based in the U.S., which is assisting the Company with the implementation, administration and management of the Plan. E*TRADE may open an account for the Participant to receive and trade Shares. The Participant may be asked to acknowledge, or agree to, separate terms and data processing practices with E*TRADE, with such agreement being a condition to the ability to participate in the Plan.

International Data Transfers. The Personal Data will be transferred from the Participant’s country to the U.S., where the Company and its service providers are based. The Participant understands and acknowledges that the U.S. might have enacted data privacy laws that are less protective or otherwise different from those applicable in the Participant's country of residence. For example, the EU Commission has issued only a limited adequacy finding with respect to the U.S. that applies solely if and to the extent companies self-certify and remain self‑certified under the EU/U.S. Privacy Shield program. In the absence of such certification, an appropriate level of protection can be achieved by implementing safeguards such as the Standard Contractual Clauses adopted by the EU Commission.

If the Participant is based in the EU/EEA, Personal Data will be transferred from the EU/EEA to the Company based on the Company’s certification under the EU-U.S. Privacy Shield program. The onward transfer of Personal Data by the Company to E*TRADE will be based on the applicable data protection laws. The Participant may request a copy of such appropriate safeguards at privacy@Forescout.com.

If the Participant is based in any other jurisdiction, the Company’s legal basis for the transfer of Personal Data to the U.S. is the Participant’s consent, as further described below.

(c)Data Retention. The Company will use Personal Data only as long as necessary to implement, administer and manage the Participant's participation in the Plan or as required to comply with legal or regulatory obligations, including, without limitation, under tax and securities laws. When the Company no longer needs Personal Data for any of the above purposes, which will generally be seven (7) years after he or she participates in the Plan, the Company will cease to use Personal Data and remove it from its systems. If the Company keeps Personal Data longer, it would be to satisfy legal or regulatory obligations and the Company’s legal basis would be relevant laws or regulations (if the Participant is in the EU/EEA) and/or the Participant’s consent (if the Participant is outside the EU/EEA).

(d)Data Subject Rights. The Participant understands that he or she may have a number of rights under data privacy laws in the Participant’s jurisdiction. Subject to the conditions set out in the applicable law and depending on where the Participant is based, such rights may include the right to (i) request access to, or copies of, Personal Data processed by the Company, (ii) rectification of incorrect Personal Data, (iii) deletion of Personal Data, (iv) restrictions on the processing of Personal Data, (v) object to the processing of Personal Data for legitimate interests, (vi) portability of Personal Data, (vii) lodge complaints with competent authorities in the Participant’s jurisdiction, and/or to (viii) receive a list with the names and addresses of any potential recipients of Personal Data. To receive clarification regarding these rights or to exercise these rights, the Participant can contact privacy@Forescout.com.

(e)Necessary Disclosure of Personal Data. The Participant understands that providing the Company with Personal Data is necessary for the performance of the Agreement and that the Participant's refusal to provide Personal Data would make it impossible for the Company to perform its contractual obligations and may affect the Participant's ability to participate in the Plan.

(f)Data Privacy Consent. If the Participant is located in a jurisdiction outside the EU/EEA, the Participant hereby unambiguously consents to the collection, use and transfer, in electronic or other form, of Personal Data, as described above and in any other grant materials, by and among, as applicable, the Employer, the Company and any affiliate for the exclusive purpose of implementing, administering and managing the Participant’s participation in the Plan. The Participant understands that he or she may, at any time, refuse or withdraw the consents herein, in any case without cost, by contacting in writing his or her human resources representative. If the Participant does not consent or later seeks to revoke his or her consent, the Participant’s employment status or service with the Employer will not be affected; the only consequence of refusing or withdrawing consent is that the Company would not be able to grant RSUs or other equity awards to the Participant or administer or maintain such awards. Therefore, the Participant understands that refusing or withdrawing consent may affect his or her ability to participate in the Plan. For more information on the consequences of refusal to consent or withdrawal of consent, the Participant should contact privacy@Forescout.com.

12.	INSIDER TRADING RESTRICTIONS/MARKET ABUSE LAWS.

The Participant acknowledges that, depending on his or her country of residence, or broker’s country of residence, or where the Company Shares are listed, the Participant may be subject to insider trading restrictions and/or market abuse laws in applicable jurisdictions, which may affect his or her ability to accept, acquire, sell, or attempt to sell, or otherwise dispose of Shares or rights to Shares (e.g., RSUs), or rights linked to the value of Shares, during such times as the Participant is considered to have “inside information” regarding the Company (as defined by the laws or regulations in the applicable jurisdictions, including the United States and the Participant’s country of residence). Local insider trading laws and regulations may prohibit the cancellation or amendment of orders the Participant places before possessing inside information. Furthermore, the Participant may be prohibited from (i) disclosing the inside information to any third party (other than on a “need to know” basis) and (ii) “tipping” third parties or causing them to otherwise buy or sell securities (third parties include fellow employees). Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. The Participant further acknowledges that it is the Participant’s responsibility to comply with any applicable restrictions and that the Participant should speak to a personal legal adviser on this matter.

13.	FOREIGN ASSET/ACCOUNT REPORTING REQUIREMENTS, EXCHANGE CONTROLS.

The Participant’s country may have certain foreign asset and/or account reporting requirements and exchange controls which may affect the Participant’s ability to acquire or hold Shares under the Plan or cash received from participating in the Plan (including from any dividends received or sale proceeds arising from the sale of Shares) in a brokerage or bank account outside the Participant’s country. The Participant understands that he or she may be required to report such accounts, assets or transactions to the tax or other authorities in the Participant’s country. The Participant also may be required to repatriate sale proceeds or other funds received as a result of participation in the Plan to his or her country through a designated bank or broker and/or within a certain time after receipt. In addition, the Participant may be subject to tax payment and/or reporting obligations in connection with any income realized under the Plan and/or from the sale of Shares. The Participant acknowledges that it is his or her responsibility to be compliant with all such requirements, and that the Participant should consult with his or her personal legal and tax advisers, as applicable, to ensure compliance.

14.	MISCELLANEOUS.

(a)Address for Notices. Any notice to be given to the Company under the terms of this Agreement must be addressed to the Company at Forescout Technologies, Inc., 190 West Tasman Drive, San Jose, California, 94134 USA until the Company designates another address in writing.

(b)Non-Transferability of RSUs. These RSUs may not be transferred other than by will or the laws of descent or distribution.

(c)Binding Agreement. If any RSUs are transferred, this Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors, and assigns of the parties to this Agreement.

(d)Additional Conditions to Issuance of Stock. If the Company determines that the listing, registration, qualification, or rule compliance of the Common Stock on any securities exchange or under any state, federal, or foreign law or the tax code and related regulations or the consent or approval of any governmental regulatory authority is necessary or desirable as a condition to the issuance of Shares to the Participant (or his or her estate), the Company will try to meet the requirements of any such state, federal, or foreign law or securities exchange and to obtain any such consent or approval of any such governmental authority or securities exchange, but the Shares will not be issued until such conditions have been met in a manner acceptable to the Company.

(e)Imposition of Other Requirements. The Company reserves the right to impose other requirements on the Participant’s participation in the Plan, on the RSUs and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require the

Participant to sign or electronically accept any additional agreements or undertakings that may be necessary to accomplish the foregoing.

(f)Captions. Captions provided in this Agreement are for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

(g)Agreement Severable. If any provision of this Agreement is held invalid or unenforceable, that provision will be severed from the remaining provisions of this Agreement and the invalidity or unenforceability will have no effect on the remainder of the Agreement.

(h)Non-U.S. Appendix. These RSUs are subject to any special terms and conditions set forth in any appendix to this Agreement for the Participant’s country (the “Appendix”). If the Participant relocates to a country included in the Appendix, the special terms and conditions for that country will apply to him or her to the extent the Company determines that applying such terms and conditions is necessary or advisable for legal or administrative reasons.

(i)Choice of Law; Choice of Forum. The Plan, this Agreement, these RSUs, and all determinations made and actions taken under the Plan, to the extent not otherwise governed by the laws of the United States, will be governed by the laws of the State of Delaware without giving effect to principles of conflicts of law. For purposes of litigating any dispute that arises under the Plan, the Participant’s acceptance of these RSUs is his or her consent to the jurisdiction of the State of Delaware and his or her agreement that any such litigation will be conducted in the Delaware Court of Chancery or the federal courts for the United States for the District of Delaware and no other courts, regardless of where he or she is performing services.

(j)Modifications to the Agreement. The Plan and this Agreement constitute the entire understanding of the parties on the subjects covered. The Participant expressly warrants that he or she is not accepting this Agreement in reliance on any promises, representations, or inducements other than those contained herein. Modifications to this Agreement or the Plan can be made only in an express written contract executed by a duly authorized officer of the Company. The Company reserves the right to revise the Agreement as it deems necessary or advisable, in its sole discretion and without the consent of the Participant, to comply with Code Section 409A, to otherwise avoid imposition of any additional tax or income recognition under Code Section 409A in connection with these RSUs, or to comply with other Applicable Laws.

(k)Language. If the Participant has received this Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

(l)Waiver. The Participant acknowledges that a waiver by the Company of a breach of any provision of this Agreement will not operate or be construed as a waiver of any other provision of this Agreement or of any subsequent breach of this Agreement by him or her.

EXHIBIT B

APPENDIX TO PERFORMANCE-BASED RESTRICTED STOCK UNIT GRANT AGREEMENT

TERMS AND CONDITIONS

This Appendix to Performance-based Restricted Stock Unit Grant Agreement (the “Appendix”) includes additional terms and conditions that govern these RSUs awarded to the Participant under the Plan if he or she resides and/or works in one of the countries listed below. If the Participant is a citizen or resident (or is considered as such for local law purposes) of a country other than the country in which the Participant is currently residing and/or working, or if the Participant relocates to another country after the RSUs are awarded, the Company shall, in its discretion, determine to what extent the terms and conditions contained herein shall apply to the Participant.

NOTIFICATIONS

This Appendix may also include information regarding exchange controls and certain other issues of which the Participant should be aware with respect to participation in the Plan. The information is based on the securities, exchange control, and other Applicable Laws in effect in the respective countries as of October 2018. Such Applicable Laws are often complex and change frequently. As a result, the Company strongly recommends that the Participant not rely on the information in this Appendix as the only source of information relating to the consequences of participation in the Plan because the information may be out of date at the time the Participant vests in RSUs or sells Shares acquired under the Plan.

In addition, the information contained in this Appendix is general in nature and may not apply to the Participant’s particular situation, and the Company is not in a position to assure him or her of a particular result. The Participant should seek appropriate professional advice as to how the Applicable Laws in his or her country may apply to his or her situation.

Finally, if the Participant is a citizen or resident of a country other than the one in which he or she is currently residing and/or working, transfers residence and/or employment after these RSUs are awarded, or is considered a resident of another country for local law purposes, the information in this Appendix may not apply to him or her in the same manner.

AUSTRALIA
Notifications
Tax Notification. The Plan is a plan to which subdivision 83A-C of the Income Tax Assessment Act 1997 (Cth) applies (subject to conditions in the Act).
Australia Offer Document. The RSU Grant is intended to comply with the provisions of the Corporations Act 2001, Australian Securities & Investments Commission (“ASIC”) Regulatory Guide 49 and ASIC Class Order 14/1000. Additional details are set forth below.

OFFER OF PERFORMANCE-BASED RESTRICTED STOCK UNITS
TO AUSTRALIAN RESIDENT EMPLOYEES

The Company is pleased to provide you with this offer to participate in the 2017 Equity Incentive Plan (the “Plan”). This offer sets out information regarding the grant of performance-based Restricted Stock Units (“RSUs”) to Australian resident employees of the Company and any Subsidiary. This Offer Document is provided by the Company to ensure compliance of the Plan with the Australian Securities and Investments Commission’s (“ASIC”) Class Order 14/1000 and relevant provisions of the Corporations Act 2001.
Capitalized terms used but not defined herein shall have the meaning provided in the Plan.
You are being provided with copies of and/or access to the following documents:

(a)	Notice of Performance-based Restricted Stock Unit Grant;

(b)	The Performance-based Restricted Stock Unit Grant Agreement and the exhibits attached thereto (the “Agreement”);

(c)	the Plan; located at: https://www.sec.gov/Archives/edgar/data/1145057/000162828017009903/exhibit103s-1a2.htm; and

(d)	The Plan Prospectus (the “Prospectus”)
(collectively, the “Additional Documents”).
The Additional Documents provide further information to help you make an informed investment decision about participating in the Plan. Neither the Plan nor the Prospectus is a prospectus for the purposes of the Corporations Act 2001.
You should not rely upon any oral statements made in relation to this offer. You should rely only upon the statements contained in the Agreement and the Additional Documents when considering participation in the Plan.
Securities Law Notification. Investment in Shares involves a degree of risk. Participants who elect to participate in the Plan should monitor their participation and consider all risk factors relevant to the acquisition of Shares under the Plan as set out in the Agreement and the Additional Documents.

The information contained in this offer is general information only. It is not advice or information that takes into account your objectives, financial situation and needs.
You should consider obtaining your own financial product advice from an independent person who is licensed by ASIC to give advice about participation in the Plan.
Additional Risk Factors for Australian Residents. You should have regard to risk factors relevant to investment in securities generally and, in particular, to the holding of Shares. For example, the price at which the Shares are quoted on the Nasdaq Global Select Market (“Nasdaq”) may increase or decrease due to a number of factors. There is no guarantee that the price of the Shares will increase. Factors that may affect the price of the Shares include fluctuations in the domestic and international market for listed stocks, general economic conditions, including interest rates, inflation rates, commodity and oil prices, changes to government fiscal, monetary or regulatory policies, legislation or regulation, the nature of the markets in which the Company operates and general operational and business risks.
More information about potential factors that could affect the Company’s business and financial results is included in the Company’s Quarterly Report on Form 10-Q and will be included in the Company’s Annual Report on Form 10-K. Copies of these reports are available at http://www.sec.gov/, on the Company’s “Investor Relations” page at https://investors.Forescout.com/investor-relations, and upon request to the Company.
In addition, you should be aware that the Australian dollar value of any Shares acquired at vesting will be affected by the U.S. dollar/Australian dollar exchange rate. Participation in the Plan involves certain risks related to fluctuations in this rate of exchange.
Common Stock. Common stock of a U.S. corporation is analogous to ordinary shares of an Australian corporation. Each holder of the Company’s Common Stock is entitled to one vote for every Share.
Dividends may be paid on the Shares out of any funds of the Company legally available for dividends at the discretion of the Board.
The Shares are traded on the Nasdaq in the United States of America under the symbol “FSCT”.
The Shares are not liable to any further calls for payment of capital or for other assessment by the Company and have no sinking fund provisions, pre-emptive rights, conversion rights or redemption provisions.
Ascertaining the Market Price of Shares. You may ascertain the current market price of the Shares as traded on the Nasdaq under the symbol “FSCT” at https://www.nasdaq.com/. The Australian dollar equivalent of that price can be obtained at: http://www.rba.gov.au/statistics/frequency/exchange-rates.html.
This will not be a prediction of what the market price per Share will be when the RSUs vest or when Shares are issued or of the applicable rate on the actual vesting date or the date Shares are issued.
Tax Consequences
The following is a summary of the tax consequences as of October 2018 for an Australian resident Participant who receives RSUs under the Plan. This summary is necessarily general in nature and does not purport to be tax advice in relation to an actual or potential recipient of RSUs.
If you are a citizen or resident of another country or are considered a citizen or resident of another country for local law purposes, or transfer employment and/or residence after you are granted the RSUs, the information contained in this summary may not be applicable to you.

If you intend to accept RSUs under the Plan, then you should not rely on the summary as anything other than a broad guide and you should seek appropriate professional advice as to how the tax or other laws in Australia and in any other applicable country apply to your specific situation before making the decision to accept.

1.	Australian Tax Consequences

(a)	What is the effect of the grant of the RSUs?
The Australian tax legislation contains specific rules, in Subdivision 83A-C of the Income Tax Assessment Act 1997, governing the taxation of shares and rights (called “ESS interests”) acquired by employees under employee share schemes. The RSUs granted under the Plan should be regarded as a right to acquire shares and accordingly, an ESS interest for these purposes.
Your assessable income includes the “discount” given in relation to the acquisition of the ESS interest at grant, unless the ESS interest is either subject to a real risk of forfeiture, or you are genuinely restricted from immediately disposing of the ESS interest and there is a statement in the grant materials that deferral is to apply, in which case you will be subject to deferred taxation.
The terms of your RSUs are set out in the Plan and the Agreement. Your RSUs are non-transferable and the Agreement contains a statement that tax deferral is to apply. Accordingly, you will be subject to deferred taxation (i.e., you generally should not be subject to tax when the RSUs are granted to you).
You will be required to include an amount in your assessable income for the income year in which the earliest of the following events occurs in relation to your RSUs (the “ESS deferred taxing point”):
(i)    there are both no longer any genuine restrictions on the vesting of the RSUs, or the underlying Shares being disposed of, and there is no real risk of you forfeiting the RSUs or underlying Shares;
(ii)    you cease relevant employment (i.e., when you are no longer employed by the Company or your employer); or
(iii)    15 years from when the RSUs were granted.
Generally, this means you will be subject to tax when the RSUs are settled and the Shares are no longer subject to any genuine restrictions on disposal. However, the ESS deferred taxing point for the RSUs will be moved to the time you sell the underlying Shares if you sell the underlying Shares within 30 days of the original ESS deferred taxing point.

(b)	What is the amount that I must include in my assessable income if an ESS deferred taxing point occurs?
The amount you must include in your assessable income in the income year (i.e., the financial year ending 30 June) in which the ESS deferred taxing point occurs in relation to the RSUs will be the difference between the “market value” of the underlying Shares at the ESS deferred taxing point and the cost base of the RSUs (which should be nil because you do not pay anything to acquire the RSUs or the underlying Shares).
If, however, you sell the underlying Shares in an arm’s length transaction within 30 days of the ESS deferred taxing point (i.e., typically within 30 days of settlement), the amount to be included in your assessable income in the income year in which the sale occurs will be equal to the difference between the sale proceeds and the cost base of the RSUs (which should include any incremental costs you incur in connection with the sale, e.g., brokerage fees).

(c)	What is the market value of the underlying Shares?
The “market value” of the underlying Shares at the ESS deferred taxing point is determined according to the ordinary meaning of “market value” expressed in Australian currency. The Company will determine the market value in accordance with guidelines prepared by the Australian Tax Office.
The Company has the obligation to provide you with certain information about your participation in the Plan at certain times, including after the end of the income year in which the ESS deferred taxing point occurs. This may assist you in determining the market value of the underlying Shares at the ESS deferred taxing point. However, this estimate may not be correct if you sell the Shares within 30 days of the settlement date, in which case it is your responsibility to report and pay the appropriate amount of tax based on the sale proceeds.

(d)	What happens if I cease employment before my RSUs vest?
If you cease employment with the Company or any Subsidiary prior to the vesting date of some or all of the RSUs and the RSUs are forfeited, you may be treated as if you never acquired the forfeited RSUs, in which case no amount will be included in your assessable income.

(e)	What tax consequences will apply when I sell my Shares?
You may also be subject to capital gains tax when you subsequently sell the Shares (other than gains realized on the disposal of Shares within 30 days after the original ESS deferred taxing point, in which case your treatment will be limited to the income tax consequences described above in paragraph 1(b)).
Provided you dispose of the Shares in an arm’s length transaction, you will be subject to capital gains tax to the extent that the sale proceeds exceed your cost base in the Shares sold. Your cost base in the Shares will generally be equal to the market value of the Shares at the ESS deferred taxing point (which will usually be when your RSUs are settled, as described above) plus any incremental costs you incur in connection with the sale (e.g., brokerage fees).

The amount of any capital gain you realize must be included in your assessable income for the year in which the Shares are sold. However, if you hold the Shares for at least one year prior to selling (excluding the dates you acquired and sold the Shares), you may be able to apply a discount to the amount of capital gain that you are required to include in your assessable income. If this discount is available, you may calculate the amount of capital gain to be included in your assessable income by first subtracting all available capital losses from your capital gains and then multiplying each capital gain by the discount percentage of 50%.

If the sale proceeds are lower than your cost base in the Shares sold (assuming the sale occurred in an arm’s length transaction), you will realize a capital loss. Capital losses may be used to offset capital gains realized in the current tax year or in any subsequent tax year, but may not be used to offset other types of income (e.g., salary or wage income).

(f)	What are the tax consequences if a dividend is paid on the Shares?
If you continue to hold the Shares after settlement, you may be entitled to receive dividends on the Shares if the Board, in its discretion, declares a dividend. Any dividends paid on Shares must be included in your assessable income in the tax year they are received. The dividends are also subject to U.S. federal withholding tax at source. You may be entitled to a foreign tax offset against your Australian income tax for the U.S. federal income tax withheld on any dividends.

(g)	What are the tax withholding and reporting obligations in relation to any income that I may realize pursuant to my participation in the Plan?
You will be responsible for reporting any income attributable to your RSUs in your tax return and paying any tax liability. It is also your responsibility to report and pay any Australian tax liability on any dividends or dividend equivalents received and/or any capital gains arising from the disposal of the Shares that you acquire under the Plan.
Your employer will be required to withhold the tax due at the ESS deferred taxing point only if you have not provided your Tax File Number or Australian Business Number (as applicable) to your employer.
However, your employer must provide to you (by no later than 14 July after the end of the income year) and the Commissioner of Taxation (by no later than 14 August after the end of the income year) a statement containing certain information about your participation in the Plan in the income year in which the original ESS deferred taxing point occurs (typically, in the year of settlement), including an estimate of the market value of the underlying Shares at the taxing point. Please note that, if you sell the Shares within 30 days of acquisition, your taxing point will not be at settlement; as such, the amount reported by your employer may differ from your actual taxable amount (which would be based on the value of the Shares when sold, not the settlement date). It is your responsibility to ensure that you complete your tax return properly.

2.	United States Tax Consequences
Participants (who are not U.S. citizens or permanent residents) will not be subject to U.S. tax by reason only of the grant and vesting of the RSUs, the acquisition of the Shares or the sale of Shares, except as described in the dividends section above. However, liability for U.S. taxes may accrue if a Participant is otherwise subject to U.S. taxes.
The above is an indication only of the likely U.S. taxation consequences for Australian resident Participants awarded RSUs under the Plan. Participants should seek their own advice as to the U.S. taxation consequences of Plan participation.

AUSTRIA

There are no country-specific provisions.

BRAZIL

Terms and Conditions

Acknowledgments and Agreements. The following provisions supplement Section 10 of the Terms and Conditions of Performance-based Restricted Stock Unit Grant:

By accepting the RSUs, the Participant acknowledges his or her agreement to comply with applicable Brazilian laws and to pay any and all applicable taxes associated with the vesting of RSUs and the sale of Shares acquired under the Plan and the receipt of any dividends paid on such Shares.

By accepting the RSUs, the Participant agrees that (i) the Participant is making an investment decision, (ii) Shares will be issued to the Participant only if the applicable vesting conditions are met and (iii) the value of the underlying Shares is not fixed and may increase or decrease over the vesting period without compensation to the Participant.

Notifications

Exchange Control Notification. If the Participant is resident or domiciled in Brazil, the Participant will be required to submit a declaration of assets and rights held outside of Brazil to the Central Bank of Brazil if the aggregate value of such assets and rights is equal to or greater than US$100,000. Assets and rights that must be reported include Shares acquired under the Plan.

CANADA

Terms and Conditions

Issuance of Shares. The following provision supplements Section 6(d) of the Plan and Section 2 of the Terms and Conditions of Performance-based Restricted Stock Unit Grant:

RSUs shall be settled only in Shares. In no event shall the RSUs be paid in cash, notwithstanding any discretion contained in the Plan to the contrary.

Termination of Status. The following provision replaces Section 3(c)(i) of the Plan and Section 10(o) of the Terms and Conditions of Performance-based Restricted Stock Unit Grant:

For purposes of the RSU Grant and unless otherwise provided in the Agreement, the Participant’s status as a Service Provider will be considered terminated (regardless of the reason for such termination and whether or not later found to be invalid or in breach of the employment laws in the jurisdiction where the Participant is providing services or the terms of the Participant’s service agreement, if any) as of the earlier of: (a) the date that the Participant’s status as a Service Provider with the Company and its Parents and Subsidiaries is terminated, (b) the date the Participant receives written notice of termination of his or her status as a Service Provider, or (c) the date that the Participant is no longer actively employed by or providing services to the Company or any Parent or Subsidiary, (the “Termination of Status Date”); regardless of any notice period or period of pay in lieu of such notice mandated under the employment laws in the jurisdiction where the Participant is providing services or the terms of the Participant’s service agreement, if any.

The following terms and conditions apply if the Participant resides in Quebec:

Language Consent. The parties acknowledge that it is their express wish that this Agreement, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.

Consentement Relatif à la Langue. Les parties reconnaissent avoir expressément souhaité que la convention « Agreement » ainsi que tous les documents, avis et procédures judiciaires, exécutés, donnés ou intentés en vertu de, ou liés, directement ou indirectement à la présente convention, soient rédigés en langue anglaise.

Data Privacy. The following provision supplements Section 11 of the Terms and Conditions of Performance-based Restricted Stock Unit Grant:

The Participant hereby authorizes the Company and the Company’s representatives to discuss with and obtain all relevant information from all personnel, professional or non-professional, involved in the administration and operation of the Plan. The Participant further authorizes the Company, any Parent or Subsidiary, the Administrator, as well as a third party stock plan service provider, to disclose and discuss the Plan with their advisers and to record all relevant information and keep such information in the Participant’s employee or service file.

Notifications

Securities Law Notification. The sale or other disposal of Shares acquired under the Plan may not take place within Canada. The Participant should consult with a personal legal adviser before selling Shares.

FRANCE

Terms and Conditions

Language Consent. In accepting this RSUs, the Participant confirms having read and understood the documents relating to this RSU Grant (the Plan and the Agreement including this Appendix), which were provided in English. Participant accepts the terms of these documents accordingly.

Consentement Relatif à la Langue. En acceptant l’attribution, le Participant confirme avoir lu et compris les documents relatifs à cette attribution (le Plan et le Contrat incluant cette Annexe), qui lui ont été remis en langue anglaise. Le Participant accepte les termes de ces documents en conséquence.

Notifications

The RSUs granted under the Agreement are not intended to be a French tax-qualified RSUs.

GERMANY

Notifications

Exchange Control Notification. Cross-border payments in excess of €12,500 must be reported electronically to the German Federal Bank (Bundesbank) on a monthly basis. In case of payments in connection with securities (including proceeds realized upon the sale of Shares), the report must be made by the 5th day of the month following the month in which the payment was received. The form of report (“Allgemeine Meldeportal Statistik”) can be accessed via the Bundesbank’s website (www.bundesbank.de) and is available in both German and English. The Participant is responsible for making this report, if applicable.

HONG KONG

Terms and Conditions

Securities Law Notification. WARNING: The contents of this document have not been reviewed by any regulatory authority in Hong Kong. The Participant should exercise caution in relation to the offer. If the Participant is in any doubt about this document, the Participant should obtain independent professional advice. The RSUs and any Shares issued in payment of vested RSUs do not constitute a public offering of securities under Hong Kong law and are available only to Service Providers of the Company or of a Parent or Subsidiary. The Agreement, including this Appendix, the Plan and any other incidental communication materials (i) have not been prepared in accordance with and are not intended to constitute a “prospectus” for a public offering of securities under the applicable securities legislation in Hong Kong and (ii) are intended only for the personal use of each eligible Service Provider and may not be distributed to any other person.

Restrictions on Transfer of Shares. The following provision supplements Section 3 of the Terms and Conditions of Performance-based Restricted Stock Unit Grant:

By accepting the RSUs the Participant agrees that, in the event that the RSUs vest and Shares are issued to the Participant within six months of the Grant Date, the Participant will not dispose of any Shares thus acquired prior to the six-month anniversary of the Grant Date.

Issuance of Shares. The following provision supplements Section 6(d) of the Plan and Section 2 of the Terms and Conditions of Performance-based Restricted Stock Unit Grant:

RSUs shall be settled only in Shares. In no event shall the RSUs be paid in cash, notwithstanding any discretion contained in the Plan to the contrary.

Notifications

Nature of Scheme. The Plan is not intended to be an occupational retirement scheme for purposes of the Occupational Retirement Schemes Ordinance.

INDIA

Notifications

Exchange Control Notification. Indian residents are required to repatriate any funds realized under the Plan to India within prescribed periods (e.g., within ninety (90) days of the receipt of proceeds from the sale of Shares, or such other period as may apply under applicable exchange control laws as may be amended from time to time). The Participant should maintain any foreign inward remittance certificate (received from the bank where the foreign currency is deposited) in the event that the Reserve Bank of India or the Employer requests proof of repatriation.
ISRAEL

Terms and Conditions

Section 102 Capital Gains Track. The RSU Grant is intended to be granted pursuant to the Trustee Capital Gains Track provisions of Section 102(b)(2) and 102(b)(3) of the Israeli Tax Ordinance (the “Ordinance”), including the provisions of the Income Tax (Tax Abatement on the Grant of Shares to Employee’s) Regulations 2003 (the “102 Capital Gains Track”), and any tax ruling or agreement obtained by the Company. The Company does not undertake to maintain the qualified status of the RSUs and the Participant acknowledges that he or she will not be entitled to damages of any kind if the RSU Grant becomes disqualified and no longer qualifies under the 102 Capital Gains Track.

Further, to the extent requested by the Company or the Employer, the Participant agrees to execute any letter or other agreement in connection with the grant of the RSUs or any future restricted stock units intended to be 102 Capital Gains Track awards. If the Participant fails to comply with such request, the RSU Grant may not qualify under the 102 Capital Gains Track. Any fees associated with any vesting, sale, transfer or any act in relation to the RSUs shall be borne by the Participant and the Trustee and/or the Company and/or any Subsidiary shall be entitled to withhold or deduct such fees from payments otherwise due to the Company or an Subsidiary or the Trustee.

Trust Arrangement. The Participant acknowledges and agrees that the RSU Grant and any Shares issued upon vesting of the RSUs shall be subject to a supervisory trust arrangement or direct trust arrangement with the Company’s designated trustee in Israel, (the “Trustee”) in accordance with the terms of a trust agreement between the Company and the Trustee. The Participant further agrees that such Shares will be subject to the holding period set forth in Section 102(b)(2) of the Ordinance, which shall be 24 months from the Grant Date or such later period indicated by the Company or the Trustee (the “Holding Period”). The Company may, in its sole discretion, replace the Trustee from time to time and instruct the transfer of all RSUs and Shares held and/or administered by such Trustee at such time to its successor and the provisions of this Agreement shall apply to the new Trustee mutatis mutandis.

Restriction on Sale. The Participant acknowledges that any Shares underlying the RSUs may not be sold prior to the end of the Holding Period. Accordingly, the Participant shall not dispose of (or request the Trustee to dispose of) any such Shares prior to the end of the Holding Period other than as permitted by applicable law. For purposes of this provision, “dispose” shall mean any sale, transfer or other disposal of the Shares by the Participant (including by means of an instruction by the Participant to such stock plan service provider as may be selected by the Company in the future) or the Trustee, including a release of such Shares from the Trustee to the Participant.

Tax. Any and all taxes due in relation to the RSUs and Shares, shall be borne solely by the Participant. The Company and/or any Subsidiary and/or the Trustee shall withhold taxes according to the requirements under the applicable laws, rules, and regulations, including withholding taxes at source. Furthermore, the Participant hereby agrees to indemnify the Company and/or any Subsidiary and/or the Trustee and hold them harmless against and from any and all liability for any such tax or interest or penalty thereon, including without limitation, liabilities relating to the necessity to withhold, or to have withheld, any such tax from any payment made to the Participant. The Company and/or any Subsidiary and/or the Trustee, to the extent permitted by law, shall have the right to deduct from any payment otherwise due to the Participant or from proceeds of the sale of the Shares, an amount equal to any Taxes required by law to be withheld with respect to the Shares. The Participant will pay to the Company, any subsidiary or the Trustee any amount of taxes that the Company or any Subsidiary or the Trustee may be required to withhold with respect to the Shares that cannot be satisfied by the means previously described. The Company may refuse to deliver the Common Stock if the Participant fails to comply with such obligations in connection with the taxes as described in this section.

Acknowledgements and Agreements. In addition to the provisions included in section 10 above, By clicking on the “Accept” button on the Notice of Grant and accepting these RSUs, the Participant indicates that: (i) he/she authorizes the Company to provide the Trustee with any information required for the purpose of administering the Plan including executing its obligations according to Section 102, the trust deed and the trust agreement, including without limitation information about RSUs, income tax rates, salary bank account, contact details and identification number, (ii) he/she confirms and declares that he/she is familiar with Section 102 and the regulations and rules promulgated thereunder, including without limitations the provisions of the applicable tax route under which the RSUS were granted, and agrees to comply with such provisions, as amended from time to time, provided that if such terms are not met, Section 102 may not apply or he/she may be subject to tax at higher rates, (iii) he/she agrees to the terms and conditions of the trust deed signed between the Trustee and the Company and/or the applicable Subsidiary, including but not limited to the control of the RSUs and Shares by the Trustee, (iv) he/she acknowledges that releasing the Shares from the control of the Trustee prior to the termination of the Holding Period constitutes a violation of the terms of Section 102 and agrees to bear the relevant sanctions.

Transferring between Jurisdictions. Participants transferring into Israeli after the Grant Date may be required to sell their Shares immediately upon vesting of the RSUs in order to comply with local tax withholding requirements.

Notifications

Securities Law Notification. An exemption from the requirement to file a prospectus with respect to the Plan has been granted to the Company by the Israeli Securities Authority. Copies of the Plan and Form S-8 registration statement for the Plan filed with the U.S. Securities and Exchange Commission are available free of charge upon request from the Participant’s local human resources department.

JAPAN

Notifications

Exchange Control Notification. If the Participant acquires Shares valued at more than ¥100,000,000 in a single transaction, the Participant must file a “Securities Acquisition Report” with the Ministry of Finance through the Bank of Japan within 20 days of the purchase of such shares.

KOREA

There are no country-specific provisions.

MEXICO

Terms and Conditions

Plan Document Acknowledgement. By accepting the RSUs, the Participant acknowledges that he or she has received a copy of the Plan and the Agreement, including this Appendix, which the Participant has reviewed. The Participant acknowledges further that he or she accepts all the provisions of the Plan and the Agreement, including this Appendix. The Participant also acknowledges that he or she has read and specifically and expressly approves the terms and conditions set forth in Section 10 (“Acknowledgments and Agreements”) in the Agreement, which clearly provides as follows:

(1)    The Participant’s participation in the Plan does not constitute an acquired right;
(2)    The Plan and the Participant’s participation in it are offered by the Company on a wholly discretionary basis;
(3)    The Participant’s participation in the Plan is voluntary; and
(4)    The Company and its Subsidiaries are not responsible for any decrease in the value of any Shares acquired at vesting and settlement of the RSUs.
Labor Law Policy and Acknowledgment. By accepting the RSUs, the Participant expressly recognizes that the Company, with registered offices at 190 West Tasman Drive, San Jose, California 95134, U.S.A., is solely responsible for the administration of the Plan and that the Participant’s participation in the Plan and acquisition of Shares do not constitute an employment relationship between the Participant and the Company since the Participant is participating in the Plan on a wholly commercial basis and his or her sole employer is Fore-Scout Technologies, S. de R.I. de C.V. (“Fore-Scout Mexico”), located at Cuernavaca 106, Condesa, Cuauhtemoc, 06140, Ciudad de Mexico. Based on the foregoing, the Participant expressly recognizes that the Plan and the benefits that he or she may derive from participating in the Plan do not establish any rights between the Participant and the employer, Fore-Scout Mexico, and do not form part of the employment conditions and/or benefits provided by Fore-Scout Mexico, and any modification of the Plan or its termination shall not constitute a change or impairment of the terms and conditions of the Participant’s employment or service contract.
The Participant further understands that his or her participation in the Plan is as a result of a unilateral and discretionary decision of the Company; therefore, the Company reserves the absolute right to amend and/or discontinue the Participant’s participation at any time without any liability to the Participant.
Finally, the Participant hereby declares that he or she does not reserve to him- or herself any action or right to bring any claim against the Company for any compensation or damages regarding any provision of the Plan or the benefits derived under the Plan, and the Participant therefore grants a full and broad release to the Company, and its subsidiaries, branches, representative offices, shareholders, directors, officers, employees, agents, or legal representatives with respect to any claim that may arise.
Spanish Translation
Reconocimiento del Documento del Plan. Al aceptar las Unidades de Acciones Restringidas (RSUs, por sus siglas en inglés), el Participante reconoce que ha recibido una copia del Plan y del Acuerdo, incluyendo este Apéndice, los cuales que el Participante ha revisado. El Participante reconoce, además, que acepta todas las disposiciones del Plan y del Acuerdo, incluyendo este Apéndice. El Participante también reconoce que ha leído y que concretamente aprueba de forma expresa los términos y condiciones establecidos en la Sección 10 (“Reconocimientos y Convenios”) del Acuerdo, que claramente dispone lo siguiente:
(1)    La participación del Participante en el Plan no constituye un derecho adquirido;
(2)    El Plan y la participación del Participante en el Plan se ofrecen por la Compañía en su discrecionalidad total;
(3)    La participación del Participante en el Plan es voluntaria; y
(4)    La Compañía y sus Subsidiarias no son responsables de ninguna disminución en el valor de las acciones adquiridas al conferir las RSUs.
Política Laboral y Reconocimiento. Al aceptar las RSUs, el Participante expresamente reconoce que la Compañía, con sus oficinas registradas y ubicadas en 190 West Tasman Drive, San Jose, California 95134, EE.UU., es la única responsable por la administración del Plan y que la participación del Participante en el Plan y la adquisición de Acciones no constituyen una relación de empleo entre el Participante y la Compañía, ya que el Participante participa en el Plan en un marco totalmente comercial y su único patrón es Fore-Scout Technologies, S. de R.I. de C.V.] (“Fore-Scout Mexico”), ubicado en Cuernavaca 106, Condesa, Cuauhtemoc, 06140, Ciudad de Mexico. Derivado de lo anterior, el Participante expresamente reconoce que el Plan y los beneficios que pudieran derivar al participar en el Plan no establecen derecho alguno entre el Participante y el empleador, Fore-Scout Mexico, y no forma parte de las condiciones de empleo y/o las prestaciones otorgadas por Fore-Scout Mexico, y que cualquier modificación al Plan o su terminación no constituye un cambio o desmejora de los términos y condiciones de la relación del empleo o del contrato de servicio del Participante.
Asimismo, el Participante reconoce que su participación en el Plan se ha resultado de una decisión unilateral y discrecional de la Compañía; por lo tanto, la Compañía se reserva el derecho absoluto de modificar y/o terminar la participación del Participante en cualquier momento y sin responsabilidad alguna frente el Participante.
Finalmente, el Participante por este medio declara que no se reserva ningún derecho o acción en contra de la Compañía por cualquier compensación o daños y perjuicios en relación de las disposiciones del Plan o de los beneficios derivados del Plan, y por lo tanto, el Participante otorga el más amplio finiquito que en derecho proceda a la Compañía, y sus filiales, oficinas de representación, accionistas, directores, oficiales, empleados, agentes, o representantes legales en relación con cualquier demanda que pudiera surgir.

NETHERLANDS

There are no country-specific provisions.

PHILIPPINES

Terms and Conditions

Form of Payment. Notwithstanding any provision of the Agreement to the contrary, vested RSUs will be settled solely in payment of cash in the amount equal to the fair market value of the underlying Shares. Notwithstanding the foregoing, the Company reserves the right to settle the RSUs in Shares in its discretion, depending on the development of local law.

SINGAPORE

Terms and Conditions

Restrictions on Sale of Shares. The following provision supplements Section 3 of the Terms and Conditions of Performance-based Restricted Stock Unit Grant:

To the extent the RSUs vest within six months of the Grant Date, the Participant may not dispose of the Shares acquired pursuant to the RSU, or otherwise offer the Shares to the public, prior to the six-month anniversary of the Grant Date, unless such sale or offer is made pursuant to the exemptions under Part XIII Division (1) Subdivision (4) (other than section 280) of the Securities and Futures Act (Chap. 289, 2006 Ed.) (“SFA”).

Notifications

Securities Law Notification. The RSUs are being granted pursuant to the “Qualifying Person” exemption under section 273(1)(f) of the SFA, is exempt from the prospectus and registration requirements under the SFA and is not made with a view to the RSUs or the underlying Shares being subsequently offered for sale to any other party. The Plan has not been, and will not be, lodged or registered as a prospectus with the Monetary Authority of Singapore.

Chief Executive Officer and Director Notification Obligation. If the Participant is the Chief Executive Officer (“CEO”) or a director, associate director, or shadow director of a Singapore Subsidiary of the Company, the Participant is subject to certain notification requirements under the Singapore Companies Act. Among these requirements is an obligation to notify the Singaporean Subsidiary in writing when the Participant receives an interest (e.g., RSUs or Shares) in the Company or any related company. In addition, the Participant must notify the Singapore Subsidiary when the Participant sells Shares of the Company or any related company (including when the Participant sells Shares acquired under the Plan). These notifications must be made within two business days of acquiring or disposing of any interest in the Company or any related company. In addition, a notification must be made of the Participant’s interests in the Company or any related company within two business days of becoming the CEO or a director.

SPAIN

Terms and Conditions

Nature of Grant. This provision supplements Section 10 of the Terms and Conditions of Performance-based Restricted Stock Unit Grant:

By accepting the RSUs, the Participant consents to participation in the Plan and acknowledges that he or she has received a copy of the Plan.

The Participant understands that the Company has unilaterally, gratuitously and discretionally decided to grant RSUs under the Plan to individuals who may be Service Providers of the Company or of a Parent or Subsidiary throughout the world. This decision is a limited decision that is entered into upon the express assumption and condition that any grant will not bind the Company or any Parent or Subsidiary other than as expressly set forth in the Agreement. Consequently, the Participant understands that the RSUs are granted on the assumption and condition that the RSUs and any Shares issued upon vesting of the RSUs are not a part of any employment or service contract (either with the Company or with any Parent or Subsidiary) and shall not be considered a mandatory benefit, salary for any purpose (including severance compensation) or any other right whatsoever.

Further, the Participant understands and agrees that, unless otherwise expressly provided for by the Company or set forth in the Plan or the Agreement, the RSUs will be cancelled without entitlement to any Shares underlying the RSUs if the Participant’s status as a Service Provider is terminated for any reason, including, but not limited to: resignation, retirement, disciplinary dismissal adjudged to be with cause, disciplinary dismissal adjudged or recognized to be without good cause (i.e., subject to a “despido improcedente”), material modification of the terms of employment under Article 41 of the Workers’ Statute, relocation under Article 40 of the Workers’ Statute, Article 50 of the Workers’ Statute, or under Article 10.3 of Royal Decree 1382/1985. The Company, in its sole discretion, shall determine the date when the Participant’s status as a Service Provider has terminated for purposes of the RSUs.

In addition, the Participant understands that this grant would not be made to the Participant but for the assumptions and conditions referred to above; thus, the Participant acknowledges and freely accepts that, should any or all of the assumptions be mistaken or should any of the conditions not be met for any reason, then any grant of, or right to, the RSUs shall be null and void.

Notifications

Securities Law Notification. The RSUs described in the Agreement do not qualify under Spanish regulations as a security. No “offer of securities to the public,” as defined under Spanish law, has taken place or will take place in the Spanish territory in connection with the grant of the RSUs. The Agreement has not been, nor will it be, registered with the Comisión Nacional del Mercado de Valores, and does not constitute a public offering prospectus.

Exchange Control Notification. The Participant acknowledges that he or she must declare any Shares that are acquired under the Plan to the Dirección General de Comercio e Inversiones of the Ministry of Economy and Competitiveness (the “DGCI”). After the initial declaration, the declaration must be filed with the DGCI on an annual basis each January while the Shares are owned; however, if the value of the Shares or the sale proceeds exceed a certain amount, a declaration must be filed within one month of the acquisition or sale, as applicable.

SWITZERLAND

Notifications

Securities Law Notification. This RSU Grant is not intended to be a public offering in Switzerland and is therefore not subject to registration in Switzerland. Neither this document nor any materials relating to the RSU Grant constitutes a prospectus as such terms is understood pursuant to article 652a of the Swiss Code of Obligations and neither this document nor any other materials relating to the RSUs may be publicly distributed or otherwise made publicly available in Switzerland. Neither this document nor any other offering or marketing materials relating to the RSU Grant has been or will be filed with, approved or supervised by any Swiss regulatory authority (in particular, the Swiss Financial Supervisory Authority (FINMA)).

UNITED ARAB EMIRATES

Notifications

Securities Law Notification. The Plan is only being offered to select employees of the Company and is in the nature of providing employee incentives in the United Arab Emirates. The Plan and the Agreement are intended for distribution only to such Participants and must not be delivered to, or relied on by, any other person. Prospective purchasers of the securities offered (i.e., the RSUs) should conduct their own due diligence on the securities.
The Emirates Securities and Commodities Authority has no responsibility for reviewing or verifying any documents in connection with this statement, including the Plan and the Agreement, or any other incidental communication materials distributed in connection with the RSU Grant. Further, neither the Ministry of Economy nor the Dubai Department of Economic Development has approved this statement nor taken steps to verify the information set out in it, and has no responsibility for it. If the Participant has any questions regarding the contents of the Plan and the Agreement, the Participant should obtain independent professional advice.

UNITED KINGDOM

Terms and Conditions

Issuance of Shares. The following provision supplements Section 6(d) of the Plan and Section 2 of the Terms and Conditions of Performance-based Restricted Stock Unit Grant:

RSUs shall be settled only in Shares. In no event shall the RSUs be paid in cash, notwithstanding any discretion contained in the Plan to the contrary.

Joint Election for Transfer of Liability for Employer National Insurance Contributions. If the Participant is a tax resident in the United Kingdom, the RSU Grant is conditional upon the Participant’s agreement to accept liability for any secondary Class 1 national insurance contributions which may be payable by the Employer in connection with any event giving rise to tax liability in relation to the RSUs (“Employer NICs”). The Employer NICs may be collected by the Company or the Employer using any of the methods described in Section 7 of the Terms and Conditions of Performance-based Restricted Stock Unit Grant. Without prejudice to the foregoing, the Participant agrees to enter into a joint election with the Company or the Employer (a “Joint Election”), the form of such Joint Election being formally approved by Her Majesty’s Revenue and Customs (“HMRC”), and any other consent or elections required to accomplish the transfer of the Employer NICs to the Participant. The Participant further agrees to enter into such other elections as may be required by any successor to the Company and/or the Employer for the purpose of continuing the effectiveness of the Participant’s Joint Election. If the Participant does not enter into the Joint Election prior to vesting in the Participant’s RSUs, or if approval of the Joint Election is withdrawn by HMRC and a new Joint Election is not entered into, the Participant’s RSUs shall become null and void and may not be settled, without any liability to the Company or its Subsidiaries. The Participant must enter into the Joint Election attached to this Appendix, concurrent with the execution or electronic acceptance of the Agreement, or at such subsequent time as may be designated by the Company.

Tax Withholding. The following provision supplements Section 7 of the Terms and Conditions of Performance-based Restricted Stock Unit Grant:

Without limitation to any provision of the Agreement, the Participant agrees that the Participant is liable for all Tax Obligations and hereby covenants to pay all such Tax Obligations, as and when requested by the Company, or if different, the Employer or by HMRC (or any other tax authority or any other relevant authority). The Participant also agrees to indemnify and keep indemnified the Company, and if different, the Employer, against any Tax Obligations that they are required to pay or withhold or have paid or will pay to HMRC (or any other tax authority or any other relevant authority) on the Participant’s behalf.

Notwithstanding the foregoing, if the Participant is a director or executive officer of the Company (within the meaning of Section 13(k) of the Exchange Act), the Participant understands that he or she may not be able to indemnify the Company for the amount of any income tax not collected from or paid by the Participant, in case the indemnification could be considered a loan. In this case, the income tax not collected from or paid by the Participant within ninety days of the end of the U.K. tax year in which the event giving rise to the Tax Obligation occurs may constitute a benefit to the Participant on which additional income tax and National Insurance Contributions may be payable. The Participant is responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime and for paying the Company or the Employer (as applicable) for the value of any employee NICs due on this additional benefit, which the Company and/or the Employer may recover from the Participant by any of the means referred to in Section 7 of the Terms and Conditions of Performance-based Restricted Stock Unit Grant.

Important Note on the Election to Transfer Employer NICs

If you are liable for National Insurance contributions (“NICs”) in the UK in connection with your participation in the Forescout Technologies, Inc. 2017 Equity Incentive Plan, as amended, you are required to enter into an Election to transfer to you any liability for employer’s NICs that may arise in connection with your participation in the Plan.

Clicking on the [“ACCEPT”] box indicates your acceptance of the Election. By entering into the Election:

•you agree that any employer’s NICs liability that may arise in connection with your participation in the Plan will be transferred to you;
•you authorise your employer to recover an amount sufficient to cover this liability by such methods including, but not limited to, deductions from your salary or other payments due or the sale of sufficient Shares acquired pursuant to your awards; and
•you acknowledge that even if you have where indicated your acceptance of this Election electronically, the Company or your employer may still require you to sign a paper copy of this Election (or a substantially similar form) if the Company determines such is necessary to give effect to the Election.

Please read the Election carefully.

Please print and keep a copy of the Election for your records.

Joint Election for Transfer of Liability for Employer National Insurance Contributions to Participant

Election to Transfer the Employer’s National Insurance Liability to the Participant

This Election is between:

A.The individual who has obtained authorised access to this Election (the “Participant”), who is employed by a UK company listed in the attached Schedule (the “Employer”) and who is eligible to receive Restricted Stock Units (“Awards”) pursuant to the Forescout Technologies, Inc. 2017 Equity Incentive Plan, as amended (the “Plan”), and

B.	Forescout Technologies, Inc., with its registered office at 190 West Tasman Drive, San Jose, California,
U.S.A. (the “Company”), which may grant Awards under the Plan and is entering into this Election on behalf of the Employer.

1.	Introduction

1.1    This Election relates to all Awards granted to the Participant under the Plan up to the termination date of the Plan.

1.2    In this Election the following words and phrases have the following meanings:

(a)	“Chargeable Event” means, in relation to the Awards:

(i)the acquisition of securities pursuant to the Awards (within section 477(3)(a) of ITEPA 2003);

(ii)the assignment (if applicable) or release of the Awards in return for consideration (within section 477(3)(b) of ITEPA 2003);

(iii)the receipt of a benefit in connection with the Awards, other than a benefit within (i) or (ii) above (within section 477(3)(c) of ITEPA 2003);

(iv)post-acquisition charges relating to the Awards and/or shares acquired pursuant to the Awards (within section 427 of ITEPA 2003); and/or

(v)post-acquisition charges relating to the Awards and/or shares acquired pursuant to the Awards (within section 439 of ITEPA 2003).

(b)	“ITEPA 2003” means the Income Tax (Earnings and Pensions) Act 2003.

(c)	“SSCBA” means the Social Security Contributions and Benefits Act 1992.

1.3    This Election relates to the employer’s secondary Class 1 National Insurance Contributions (the “Employer’s Liability”) which may arise on the occurrence of a Chargeable Event in respect of the Awards pursuant to section 4(4)(a) and/or paragraph 3B(1A) of Schedule 1 of the SSCBA.

1.4    This Election does not apply in relation to any liability, or any part of any liability, arising as a result of regulations being given retrospective effect by virtue of section 4B(2) of either the SSCBA, or the Social Security Contributions and Benefits (Northern Ireland) Act 1992.

1.5    This Election does not apply to the extent that it relates to relevant employment income which is employment income of the earner by virtue of Chapter 3A of Part VII of ITEPA 2003 (employment income: securities with artificially depressed market value).

2.	The Election

The Participant and the Company jointly elect that the entire liability of the Employer to pay the Employer’s Liability on the Chargeable Event is hereby transferred to the Participant. The Participant understands that, by electronically accepting this Election, he or she will become personally liable for the Employer’s Liability covered by this Election. This Election is made in accordance with paragraph 3B(1) of Schedule 1 of the SSCBA.

3.	Payment of the Employer’s Liability

3.1    The Participant hereby authorizes the Company and/or the Employer to collect the Employer’s Liability from the Participant at any time after the Chargeable Event:

(i)by deduction from salary or any other payment payable to the Participant at any time on or after the date of the Chargeable Event; and/or

(ii)directly from the Participant by payment in cash or cleared funds; and/or

(iii)by arranging, on behalf of the Participant, for the sale of some of the securities which the Participant is entitled to receive in respect of the Awards; and/or

(iv)	by any other means specified in the applicable award agreement.

3.2    The Company hereby reserves for itself and the Employer the right to withhold the transfer of any securities related to the Awards to the Participant until full payment of the Employer’s Liability is received.

3.3    The Company agrees to procure the remittance by the Employer of the Employer’s Liability to Her Majesty’s Revenue & Customs on behalf of the Participant within 14 days after the end of the UK tax month during which the Chargeable Event occurs (or within 17 days after the end of the UK tax month during which the Chargeable Event occurs if payments are made electronically).

4.	Duration of Election

4.1    The Participant and the Company agree to be bound by the terms of this Election regardless of whether the Participant is transferred abroad or is not employed by the Employer on the date on which the Employer’s Liability becomes due.

4.2    Any reference to the Company and/or the Employer shall include that entity’s successors in title and assigns as permitted in accordance with the terms of the Plan and relevant award agreement. This Election will continue in effect in respect of any awards which replace the Awards in circumstances where section 483 of ITEPA 2003 applies.

4.3	This Election will continue in effect until the earliest of the following:

(i)the Participant and the Company agree in writing that it should cease to have effect;

(ii)on the date the Company serves written notice on the Participant terminating its effect;

(iii)	on the date Her Majesty’s Revenue & Customs withdraws approval of this Election; or

(iv)after due payment of the Employer’s Liability in respect of the entirety of the Awards to which this Election relates or could relate, such that the Election ceases to have effect in accordance with its terms.

4.4    This Election will continue in force regardless of whether the Participant ceases to be an employee of the Employer.

Acceptance by the Participant

The Participant acknowledges that, by completing the electronic acceptance requirements, the Participant agrees to be bound by the terms of this Election.

Acceptance by the Company

The Company acknowledges that, by signing this Election or arranging for the scanned signature of an authorised representative to appear on this Election, the Company agrees to be bound by the terms of this Election.

Signature for and on behalf of the Company

Position: Director & SVP, General Counsel, Corporate, Secretary & Corporate Compliance Officer

Schedule of Employer Companies

The employing company to which this Election relates is:

Name	Forescout Technologies UK Limited
Registered Office:	5 New Street Square, London, EC4A 3TW
Company Registration Number:	5814460
Corporation Tax Reference:	680 33966 29208
PAYE Reference:	951/VZ91938